Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 27, 2026, relating to the consolidated financial statements of Dror Ortho Design Inc., which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Barzily and Co.

Barzily and Co.

Certified Public Accountants (Isr)

Jerusalem, Israel

March 31, 2026